January 23, 2015

[NOTEHOLDER]

[ADDRESS]

Dear [NOTEHOLDER],

In an effort to conserve capital as we advance the commercialization of Safety Quick Lighting & Fans Corp.’s (the “Company’s”, “we”, “us” or “our”) technology and products, I write to [NOTEHOLDER] (hereinafter referred to as “you”) on behalf of the Company. The Company wishes to extend an invitation to convert certain penalties due by virtue of the Company’s Secured Convertible Promissory Note dated May 8, 2014 and issued to you (the “Note”).

As we have discussed with some of the Note holders, and as is more fully described in the Company’s Registration Statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 1, 2014, as amended, and declared effective on October 22, 2014, the following penalties due to you have accrued under the Registration Rights Agreement between the Company and you (the “RRA”) as a consequence of the Company’s inability to file the Registration Statement and have it declared effective by the dates set forth in the RRA.

	Amount ($)	Equivalent Shares

Principal Investment	$[AMOUNT]	[SHARES]

Penalty for Late Registration Filing [1]	$[AMOUNT]	[SHARES]
Penalty for Late Registration Effectiveness [2]	$[AMOUNT]	[SHARES]
Total Penalties	$[AMOUNT]	[SHARES]

The Company invites you to convert the penalties for Late Registration Filing and Late Registration Effectiveness accrued under the RRA into [SHARES] shares of the Company’s common stock, in lieu of cash as payment, at the conversion price of $0.25 per share.

While this invitation will remain open until February 24, 2015, we ask that you respond promptly by indicating whether you accept or decline the Company’s invitation below, and returning one fully executed copy of this letter in the enclosed self-addressed return envelope. We also ask that you scan a copy of the fully executed letter and email it to [CONTACT].

If you accept the Company’s invitation to receive shares of the Company’s common stock in lieu of cash for the Late Registration Filing and Late Registration Effectiveness accrued under the RRA, we will instruct the Company’s transfer agent to issue the shares to you within thirty (30) days following February 24, 2015.

This letter agreement may be executed in separate counterparts (including by facsimile or other electronic transmission), each of which shall be deemed to be an original but together shall constitute but one and the same instrument.

On behalf of our management team and our Board of Directors, thank you for your investment in Safety Quick Lighting & Fans Corp. As noted in our December 19, 2014 conference call, the Company has entered its commercialization phase, and we look forward to keeping you abreast of its progress.

Sincerely,

/s/ John P. Campi

John P. Campi, Chief Executive Officer

Safety Quick Lighting & Fans Corp.

AGREED AND ACCEPTED BY:

[ENTITY]

I, [NAME, an authorized representative of NOTEHOLDER], __ accept / __ decline (please check one) the Company’s invitation, and instruct the Company to convert the penalties for Late Registration Filing and Late Registration Effectiveness accrued under the RRA into [SHARES] shares of the Company’s common stock, in lieu of cash as payment, at the conversion price of $0.25 per share and pursuant to the terms hereof.

By:

Name:

Title:

1	This amount reflects penalties accrued under the RRA. Because the Company was unable to file its Registration Statement with SEC by the Mandatory Filing Date (as defined in Section 2(a) of the RRA), penalties equal to 2% of the aggregate gross proceeds of your Note accrued for each 30 day period until the Registration Statement was filed with the SEC on August 1, 2014.
2	This amount reflects penalty interest accrued under the RRA. Because the Company was unable to have its Registration Statement declared effective by the SEC by the Mandatory Effectiveness Date (as defined in Section 2(a) of the RRA), the interest rate of your Note increased by 2% each 30 day period until the Registration Statement was declared effective on October 22, 2014.